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                     [LETTERHEAD OF TENNECO APPEARS HERE]

                                                                   EXHIBIT 99(a)

June 19, 1996


Dear Shareowner:

     It has been three months since I last wrote to you about two significant strategic actions we had developed to continue building shareowner value and create a stronger company going forward -- a tax-free spinoff of Newport News Shipbuilding to Tenneco shareowners and the pursuit of several options for the separation of Tenneco Energy.

     I am pleased to report that we announced today a definitive agreement to merge Tenneco Energy with El Paso Energy Corporation. The total value of the transaction to Tenneco shareowners, estimated at $4 billion, represents the single largest financial and strategic event in the transformation this management team initiated nearly five years ago to create an industrial growth company with steadily increasing shareowner value.

     This transaction is clearly a "win-win" for El Paso Energy and its shareowners, as well as for Tenneco and our shareowners. It enables El Paso Energy to create one of the nation's largest transportation systems for natural gas. The combined company will own the only U.S. pipeline system with coast to coast capabilities -- from Boston to Bakersfield, California -- and includes all the major gas producing and consuming regions of the United States. El Paso Energy's management team, headed by its Chairman, President and CEO William A. Wise, has a demonstrated commitment to building shareowner value. El Paso's success in developing an innovative rate structure with customers under the new rules of Order 636 has been applauded by investors and other industry observers. Since November 1995, the market value of El Paso Energy's common shares has risen by more than 30 percent.

     The purpose of this letter is to explain to you the important aspects of the transaction in some detail as well as to describe how we intend to divide the current assets of the Tenneco organization into three new corporate structures.

     At the time the transaction is completed, El Paso Energy will issue new equity valued at $750 million to Tenneco shareowners to effect a tax-free merger with Tenneco Energy. El Paso will also assume $2.65 billion of Tenneco debt and preferred stock, plus an estimated $600 million of liabilities and other consideration of Tenneco. Bear in mind that the "old" Tenneco organization that will be merged with El Paso Energy will consist only of Tenneco Energy and certain Tenneco Inc. liabilities. The spinoff of Newport News Shipbuilding that we announced on March 21 will proceed as planned. A new corporation that will carry the Tenneco name, consisting of Tenneco Packaging, Tenneco Automotive and Tenneco Business Services, will be created as another spinoff.


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     In addition to the $2.65 billion in Tenneco debt and preferred stock that will be assumed by El Paso Energy, Newport News Shipbuilding will retain some additional Tenneco debt when it is spun off to Tenneco shareowners. That will leave the "new" Tenneco with a debt-to-total capitalization ratio of below 30 percent. We expect this to give us the ability to add as much as $3.0 billion in additional debt as needed for acquisitions, investments and other strategic purposes.

     When each of the steps outlined here is completed, owners of existing Tenneco common shares will exchange those shares for equity in three companies: the "new" Tenneco (consisting of the packaging and automotive parts businesses); El Paso Energy; and Newport News Shipbuilding. The ratio of El Paso Energy equity to be exchanged for each share of Tenneco common stock will be determined when the merger of El Paso and Tenneco Energy is completed. The ratio will be based on the price of El Paso stock at that time.

     For perspective on the magnitude of Tenneco's progress to date, consider that just five years ago, Tenneco was a company in crisis. All our divisions were underperforming. Case Corporation alone, our largest division at the time, was losing $1 billion a year, including restructuring charges, and bleeding the company's cash. Consolidated debt was 80 percent of capital. The company's value had reached a low of $3.9 billion.

     Since that time, we've recorded four consecutive years of substantial growth in earnings per share. We've paid off $6 billion of debt, and our industrial debt ratio hit 44% in the third quarter of last year, the lowest in a decade. We are generating cash even as we invest $800 million a year in our businesses. We've repurchased $750 million of Tenneco stock. We've increased the dividend 12.5 percent. Revenues from cyclical businesses have declined to less than a third of sales. In 1995 alone, we created $246 million of economic valued added. Tenneco's market value has grown to $9.3 billion, up over $5 billion in a little over four years.

     The value we have unlocked for Tenneco shareowners from Case, Albright & Wilson and other redeployments to date total $5.5 billion. In addition, the agreement to merge Tenneco Energy with El Paso Energy carries a value of $4.0 billion. Combined with the spinoff of Newport News, the aggregate value we will have unlocked for Tenneco shareowners in less than two years has been more than $10 billion!

     We will continue to build value and redeploy it into future growth opportunities in Tenneco Packaging and Tenneco Automotive. Packaging's acquisition of the specialty plastics business from Mobil Corporation for $1.27 billion late in 1995 contributed $31 million in operating income in the first quarter this year. The German exhaust system manufacturer Gillet, acquired by Tenneco Automotive in 1994 -- a year Gillet lost $7 million -- earned $16 million in its first year under Tenneco ownership and is on pace in 1996 to double last year's earnings.

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These acquisitions -- and others like them -- are further strengthening the credibility we have built as disciplined acquirers of businesses that complement our core strengths.

     These businesses are bringing new revenues to the company that generate higher, less cyclical earnings. We expect to continue on this path -- building Packaging and Automotive into global market leaders.

     Our strategy is working. We have redirected the assets of your company to produce higher growth, higher margins, steady cash flows and more stable earnings. We will continue to invest in high-growth businesses and to apply the discipline of our cost reduction programs and management processes in our effort to justify the confidence you have placed in this company with your investment dollars.

Sincerely,

[Signature of Dana Mead appears here]